Exhibit 99.1

PRESS RELEASE

NASDAQ SYMBOL: MRGO

FOR IMMEDIATE RELEASE	CONTACT:	MR. LUIS CARRASQUILLO

		Telephone:	(787) 883-2570
		Extension:	1038

Margo Caribe, Inc., Reports Unaudited Operating Results for the Nine Months and Third Quarter Ended September 30, 2005.

Vega Alta, Puerto Rico; November 14, 2005 - Margo Caribe, Inc., and its subsidiaries (collectively referred to as the “Company”) reported operating results for the nine months and third quarter ended September 30, 2005.

Net sales for the nine months ended September 30, 2005, were approximately $7,672,000, which represents an increase of approximately 28% or $1,700,000, in comparison with net sales of approximately $5,972,000, for the nine months ended September 30, 2004. The loss from operations for the nine months ended September 30, 2005, decreased to approximately $248,000, compared to a loss from operations of approximately $565,000, for the nine months ended September 30, 2004. Net loss for the nine months ended September 30, 2005, decreased to approximately $333,000, improving by approximately $208,000 or 38% when compared with a net loss of approximately $541,000, for the nine months ended September 30, 2004. Fully diluted loss per common share for the nine months ended September 30, 2005 was $0.12, improving by $0.08 or 40% when compared with the fully diluted loss per common share of $0.20, for the nine months ended September 30, 2004.

Net sales for the third quarter ended September 30, 2005, were approximately $1,920,000, an increase of approximately 4.6% or $84,000, in comparison with the net sales of approximately $1,836,000, for the third quarter ended September 30, 2004. The loss from operations for the third quarter ended September 30, 2005, was approximately $453,000, compared to a loss from operations for the third quarter ended September 30, 2004, of approximately $269,000. Net loss for the third quarter ended September 30, 2005, was approximately $520,000, compared to a net loss of approximately $351,000, for the third quarter ended September 30, 2004. The net loss for the third quarter ending September 30, 2005, excluding Margo State Line, Inc. which was acquired on February, 2005, decreased to approximately $225,000, improving by approximately $126,000 or 36%, when compared with the quarter ended September 30, 2004. The fully diluted loss per common share for the third quarter ended September 30, 2005 was $0.19, compared to the fully diluted loss per common share of $0.13, for the third quarter ended September 30, 2004.

President and COO Highlights

Juan B. Medina, the Company's President and Chief Operating Officer stated that “even though the Company experienced adverse weather conditions and record rainfall in Puerto Rico during the third quarter, management was pleased to report a reduction in losses from operations for its Puerto Rico subsidiaries when compared to the same quarter for the prior year. Typically, the Company incurs a loss during the third quarter due to the seasonality of our business.  Aggregate sales remain strong and gross profit margins continued to improve for the nine months ended September 30, 2005.”

“The acquisition of a mulch and bark manufacturing company, through Margo State Line, Inc., a wholly-owned subsidiary of Margo Caribe, Inc., has helped us boost our sales and profit margins. Our capital improvement plan, the recruiting of sales brokers and the own distribution system, designed to increase our market share in the continental USA, is going forward with Margo State Line.”

“Our sod and tree joint venture, Margo Salinas, in which the Company has a one-third equity interest, has been performing at acceptable levels, reporting sales of approximately $297,000 for the quarter ended September 30, 2005, compared to $323,000, for the same quarter for prior year. Sales for the nine months ended September 30, 2005, were approximately $847,000, compared to $891,000 for the same period for prior year. Net income for the quarter ended September 30, 2005, was approximately $77,000, compared to $92,000, for the same quarter of prior year. Net income for the nine months ended September 30, 2005, was approximately $209,000, compared to $232,000, for the same period of prior year.”

“Authorization of final government permits for the proposed development of a 425-unit housing project in the Municipality of Arecibo, through our subsidiary Margo Development Corporation, is currently pending and in progress. Recently, we received the Municipality of Arecibo’s mayor’s re-endorsement to this project.”

About Margo Caribe

Margo Caribe, Inc., and its subsidiaries are in the lawn and garden business. The Company is also engaged in the manufacturing and distribution of its own line of planting media and aggregates, the distribution of lawn and garden products, including bark and premium mulch manufacturing and sale, the distribution of lawn and garden productsand also in providing landscaping design and installation services. In addition, since 2003, the Company acts as sales representative for several consumer goods brands in Puerto Rico. The Company’s real estate development subsidiary is in the process of obtaining the required permits for an affordable housing project in the Municipality of Arecibo, Puerto Rico.

The Company’s operations include Margo Caribe, Inc., Margo Nursery Farms, Inc. (“Nursery Farms”) (“d/b/a Margo Farms del Caribe”), Margo Landscaping & Design, Inc. (“Landscaping”), Margo Garden Products, Inc. (“Garden Products”), Rain Forest Products Group, Inc. (“Rain Forest”), Margo State Line, Inc. (“State Line”), Garrochales Construction and Development Corporation (“Garrochales Construction”), Margo Development Corporation, and one-third of the outstanding voting stock in Salinas Holdings, Inc., all Puerto Rico corporations except for State Line, which is a Florida corporation.

Forward Looking Statements

When used in this press release or other public or shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “would be,”.“will allow,”.“anticipates,”.“intends to,”.“will likely result,”.“expect,”.“are expected to,”.“will continue,”.“is anticipated,”.“believes,”.“estimate,”.“project,” or similar expressions, are intended to identify “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that various factors, including regional and national economic conditions, natural disasters, competitive and regulatory factors and legislative changes, could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from those anticipated or projected.

The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

MARGO CARIBE, INC. AND SUBSIDIARIES
Summary of Consolidated Financial Results

	Three months ended September 30, 2005 (Unaudited)	Three months ended September 30, 2004 (Unaudited)	Nine months ended September 30, 2005 (Unaudited)	Nine months ended September 30, 2004 (Unaudited)
Net sales	$1,919,000	$1,836,000	$7,672,000	$5,972,000
Net income	($520,000)	($351,000)	($333,000)	($541,000)
Net income diluted per share	($0.19)	($0.13)	($0.12)	($0.20)
Weighted average number of common shares outstanding	2,288,531	2,755,924	2,789,828	2,743,668